Exhibit 10.8

Tim Krozek

Dear Tim,

On behalf of Support.com, Inc., a Delaware Corporation (“the Company”), we are pleased to offer you the position of  Senior Vice President, Business Development reporting to our Chief Executive Officer, Josh Pickus, with a start date no later than April 20, 2010. As is our standard procedure, this offer is contingent upon the completion of a satisfactory background check.

The offer will include an annual equivalent base salary of $225,000.00. The base salary will be paid in accordance with the Company’s normal payroll procedures which include paychecks on two-week cycles.  You will also be eligible for bonus compensation under the Company’s Executive Incentive Compensation Plan (“Incentive Plan”).  Your maximum annual bonus opportunity under the Incentive Plan will be 77.77% of your annual salary, for an annual equivalent On Target Earnings (OTE) of $400,000.00.  The Incentive Plan has both a corporate performance component and an individual Management by Objectives (MBO) component.   Any such bonus shall be paid following the close of the period when results are reported by the Company in accordance with its policies and procedures; provided that in no event will any such bonus be paid earlier than the first day following the end of the period to which the bonus relates.  Your Incentive Plan bonus opportunity for each of your first two calendar quarters will be guaranteed provided your employment continues through the periods, and provided further that your first calendar quarter payout will be pro-rated based on your actual start date during the first quarter.

We will recommend to the Compensation Committee that you be granted stock options to purchase 400,000 shares of the Company’s common stock (the “Option”) that will carry vesting and exercise provisions in accordance with the Company’s standard policies. The exercise price per share will be set at the fair market value (defined as the closing price) of the Company’s common stock on the date your employment commences.

As a Company employee, you are eligible to receive all employee benefits, which include health care (medical, vision, prescription drug, dental, hospital) and life and disability insurance (life, accidental death and dismemberment, long term disability, short term disability), vacation (paid time off) of 20 days per annum and twelve (12) public holidays in accordance with the company’s published schedule, etc.  (The Company acknowledges that you will be taking time off June 30, 2010 through July 9, 2010 and the time off request is approved.) You should note that the Company reserves the right to modify compensation and benefits from time to time, as it deems prudent.

If your employment with the Company terminates as a result of an Involuntary Termination and you execute and deliver to the Company the Company’s standard Release Agreement (the “Release”) and that Release becomes effective within thirty (30) days following your termination date in accordance with applicable law, then you will become entitled to receive the following benefits:

(a)           On the first payroll date within the sixty (60) day period following the date of your Involuntary Termination on which the Release is effective, the Company shall pay to you a lump sum cash payment in an amount equal to six (6) months of your base salary (at the rate in effect at the time of your termination) and 50% of the bonus target in effect for the year in which you are terminated, less applicable withholdings; and

(b)           Should you timely elect under Code Section 4980B to continue health care coverage under the Company’s group health plan for yourself, and/or your spouse and your eligible dependents following your Involuntary Termination, then the Company shall provide such continued health care coverage for you and your spouse and other eligible dependents at its sole cost and expense.  Such health care coverage at the Company’s expense shall continue until the earlier of (i) the expiration of the six (6)-month period measured from the date of your Involuntary Termination and (ii) the first date you are covered under another employer’s heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions.

Notwithstanding anything in this letter agreement, the Plan or the applicable stock option agreements to the contrary, if the Company is subject to a Change of Control (as defined in the Stock Option Agreement) before your employment with the Company terminates and you are subject to an Involuntary Termination within twelve (12) months on or after the effective date of that Change of Control, then fifty percent (50%) of the then-unvested shares subject to your new hire stock option grant will become vested and exercisable at the time of such Involuntary Termination (as defined below). Notwithstanding anything to the contrary in the Stock Option Agreement, a “going private” transaction shall not constitute a Change of Control.

For purposes of this letter agreement, the following definitions shall be in effect:

“Involuntary Termination” means either: (a) that your employment is terminated by the Company without Cause or (b) that you resign for Good Reason (as defined below).  You may terminate your employment hereunder for Good Reason upon satisfaction of the following requirements:  (A) notifying the Company within ninety (90) days after the occurrence of the act or omission constituting grounds for the Good Reason termination, (B) providing the Company at least thirty (30) days to correct such act or omission and (C) upon the Company’s failure to take such corrective action within such thirty (30)-day period, giving the Company written notice of such Good Reason termination within five (5) business days thereafter, with such Good Reason termination to be effective immediately upon delivery of such notice to the Company.  In order to receive any benefits upon termination, (i) the Release must be signed by you and must become effective within thirty (30) days following your termination date in accordance with applicable law, and (ii) you must return all Company property.  An involuntary termination does not include a termination by reason of your death or Permanent Disability.

“Permanent Disability” means your inability to perform the essential functions of your position with or without reasonable accommodation for a period of one hundred twenty (120) consecutive days because of your physical or mental impairment.

“Cause” means a determination in the reasonable good faith of the Company that you have: (a) engaged in any act of fraud, embezzlement or dishonesty or any other act in violation of the law, including but not limited to, the conviction of, or pleading no lo contender to, a felony (except for ordinary traffic violations); (b) materially breached your fiduciary duty to the Company; (c) unreasonably refused to perform the good faith and lawful instructions of the Chief Executive Officer (d) engaged in willful misconduct or gross negligence; (e) willfully breached the Employment, Confidential Information and Invention Assignment Agreement; or (f) made any willful unauthorized use or disclosure of confidential information or trade secrets of the Company (or any parent or subsidiary).

“Good Reason” means (a) your employment duties or responsibilities are materially diminished by the Company without your prior written consent; (b) a material change in the geographic location of your place of employment without your approval, with a relocation of  more than fifty (50) miles to be deemed material for purposes of this letter agreement; or (c) a material breach by the Company of its obligations under the terms of this offer letter.

“Separation from Service” means your cessation of employee status and shall be deemed to occur at such time as the level of the bona fide services you are to perform in employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than 20% of the average level of services you rendered in employee status during the immediately preceding thirty-six (36) months (or such shorter period for which you may have rendered such service).  Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us during your Orientation period (schedule to be confirmed), or our employment relationship with you may be terminated.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

You agree that, during the term of your employment with the Company, you will not actively engage in any other employment, occupation, consulting or other business directly or indirectly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you are expected to abide by the Company’s rules and regulations.  You are expected to comply with the Employment, Confidential Information and Invention Assignment Agreement (the “Employee NDA”) you previously executed that requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

As provided in the Employee NDA, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California (or some other mutually agreed upon location) under the National Rules for the Resolution of Employment Disputes.  The Company agrees to pay the fees and costs of the arbitrator.  However, as also provided in the Employee NDA, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the other party’s trade secrets or proprietary information.

This letter agreement is intended to comply with the requirements of section 409A of the Code, and, specifically, with the separation pay exemption and short term deferral exemption of section 409A, and shall in all respects be administered in accordance with section 409A.  Notwithstanding anything in the letter agreement to the contrary, distributions may only be made under the agreement upon an event and in a manner permitted by section 409A of the Code or an applicable exemption.  Notwithstanding any provision in this letter agreement to the contrary, the following special provisions shall govern the payment date of your cash severance payment in the event that payment is deemed to constitute an item of deferred compensation under Section 409A:

(i) The severance payment will not be made at any time prior to the date of your Separation from Service, and

(ii)  No payments or benefits to which you become entitled under this letter agreement shall be made or paid to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death, if you are deemed at the time of such Separation from Service to be a "key employee" within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2).  Upon the expiration of the applicable deferral period, all payments deferred pursuant to this paragraph shall be paid to you in a lump sum.

To indicate your acceptance of the terms of this letter, please sign and date this letter on or before Monday, March 25, 2010 and return it to me by close of business that day.  A duplicate original is enclosed for your records.  This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral, including your Offer Letter.  This letter may not be modified or amended except by a written agreement, signed by an authorized representative of the Company and you.

Sincerely,

Josh Pickus
President and Chief Executive Officer

By signing this Letter, I hereby accept, acknowledge and agree to the terms and conditions as stated above.

On this______day of March, 2010

_________________________________________________
Tim Krozek

Address: __________________________________________

Phone:     __________________________________________